Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Reaches a Milestone in Asset Growth and Reports a 63% Increase in Earnings in 2013

Roanoke, VA (February 7, 2014) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, surpassed $400 Million in assets and achieved a third consecutive year of record earnings in 2013.

Net income from operations increased 63% to $2.7 million in 2013 vs. $1.7 million in 2012. For comparison purposes, the 2012 results exclude the one-time deferred tax benefit of $2.93 million realized on January 1, 2012. Deferred tax assets represent future potential tax deductions that result from timing differences between tax laws and generally accepted accounting principles (GAAP).

Profitability

A net profit of $790,000 or $0.14 per diluted common share was realized for the fourth quarter of 2013 compared to a net profit of $557,000 or $0.12 per diluted common share for the fourth quarter of 2012. Net income for the fiscal year ended December 31, 2013 grew 63% to $2.73 million or $0.48 per diluted common share vs. net income of $1.67 million or $0.32 per diluted common share earned during the 2012 fiscal year. The recognition of deferred tax assets added $.90 per share for total earnings of $1.22 per common share for the twelve months ended December 31, 2012.

“A strong net interest margin coupled with continued control of non-interest expenses and improved asset quality were the major contributors to our third consecutive year of record earnings,” cited Susan K. Still, President and CEO of HomeTown Bankshares Corporation.

The net interest margin increased during the year from 3.82% in 2012 to 3.92% in 2013. Maintaining an above average asset yield coupled with a 29% annual increase in average non-interest bearing deposits resulted in the continued improvement in the net interest margin during 2013. A corresponding increase of 34% in ATM and interchange revenue was also an important contributor to the record earnings for 2013 and offset a reduction in mortgage revenue due to a softer mortgage market during the second half of the year.

Balance Sheet Growth

Total assets grew $31.9 million to a record level of $402.4 million at December 31, 2013 from $370.5 million at December 31, 2012. Total loans alone grew 8.4% to $297.9 million from $274.9 million at December 31, 2012. Total Deposits grew 9.6% to $339.8 million from $310.0 million at December 31, 2012 with total non-interest bearing deposits increasing 42% to $46.2 million at December 31, 2013. Interest bearing deposits grew 5.8% to $293.5 million at December 31, 2013 vs. $277.4 million at December 31, 2012.

Total Equity increased $2.8 million during the year to $39.5 million at December 31, 2013. HomeTown Bankshares’ Tier 1 leverage ratio amounted to 10.21% at December 31, 2013 vs. 9.49% at December 31, 2012, remaining consistently above regulatory standards for well-capitalized banks.

“We are very pleased with the overall growth in both loans and core deposits during 2013,” stated Still. “We are particularly pleased with the significant increase in loan and deposit activity associated with the opening of our new branch in the New River Valley during the 4th quarter of 2013,” she continued.

Asset Quality

Asset quality continued to improve significantly with non-performing assets to Total Assets decreasing from 3.14% in 2012 to 2.27% during 2013. Loan quality also continued to stabilize during 2013 with the level of nonperforming loans amounting to .54% of total loans at December 31, 2013 vs. 0.98% of total loans at December 31, 2012. The Bank’s Other Real Estate Owned (OREO) portfolio decreased an additional $795 thousand during 2013. Net charge-offs amounted to only $194 thousand or 0.07% of average loans for the year ending December 31, 2013 vs. $1.6 million or .61% of average loans for the year ended December 31, 2012. The Company’s Allowance for Loan Losses at December 31, 2013 amounted to $3.72 million or 1.25% of Total Loans vs. $3.79 million and 1.38% of Total Loans at December 31, 2012.

“Significant progress was made with our asset quality throughout 2013,” stated Still. “Strong asset quality coupled with solid loan and deposit growth at acceptable margins will continue to be our focus during 2014 as we proactively serve our growing customer base and the needs of our communities,” Still continued.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

* * *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for the year-to-date and quarter ending December 31, 2013)

HomeTown Bankshares Corporation

Consolidated Condensed Balance Sheets

December 31, 2013 and December 31, 2012

	Unaudited
In Thousands, Except Share and Per Share Data	12/31/2013	12/31/2012
Assets
Cash and due from banks	$19,537	$9,812
Federal funds sold	738	196
Securities available for sale, at fair value	57,922	63,466
Restricted equity securities, at cost	2,564	2,591
Loans, net of allowance for loan losses
of $3,721 in 2013 and $3,790 in 2012	294,212	271,147
Property and equipment, net	12,155	9,754
Other real estate owned, net of valuation
allowance of $935 in 2013 and $575 in 2012	8,143	8,938
Other assets	7,166	4,547
Total assets	$402,437	$370,451

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$46,232	$32,627
Interest-bearing	293,538	277,370
Total deposits	339,770	309,997
Short term borrowings	258	216
Federal Home Loan Bank borrowings	22,000	22,000
Other liabilities	871	1,519
Total liabilities	362,899	333,732

Stockholders’ Equity:
Preferred stock	13,293	10,232
Common stock	16,351	16,167
Surplus	15,339	15,487
Retained deficit	(4,846)	(6,587)
Accumulated other comprehensive (loss) income	(599)	1,420
Total stockholders’ equity	39,538	36,719
Total liabilities and stockholders’ equity	$402,437	$370,451

HomeTown Bankshares Corporation

Consolidated Condensed Statements of Income

For the Three and Twelve Months Ended December 31, 2013 and 2012

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
In Thousands, Except Share and Per Share Data	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,716	$3,517	$14,403	$13,797
Taxable investment securities	298	349	1,277	1,631
Nontaxable investment securities	85	20	206	50
Other interest income	38	39	144	141
Total interest income	4,137	3,925	16,030	15,619
Interest expense:
Deposits	443	520	1,845	2,299
Preferred stock dividends	-	-	-	38
Other borrowed funds	96	96	377	402
Total interest expense	539	616	2,222	2,739
Net interest income	3,598	3,309	13,808	12,880
Provision for loan losses	-	-	125	1,408
Net interest income after provision for loan losses	3,598	3,309	13,683	11,472
Noninterest income:
Service charges on deposit accounts	87	77	314	283
ATM and interchange income	77	66	310	231
Mortgage loan brokerage fees	57	106	282	368
Gains on sales of investment securities	36	4	152	131
Other income	99	170	386	389
Total noninterest income	356	423	1,444	1,402
Noninterest expense:
Salaries and employee benefits	1,170	1,265	5,242	4,894
Occupancy and equipment expense	345	317	1,317	1,259
Advertising and marketing expense	93	95	457	392
Professional fees	103	72	458	343
Loss on sales and writedowns of other real estate owned	231	420	582	566
Other real estate owned expense	58	65	250	314
Other expense	782	648	2,752	2,583
Total noninterest expense	2,782	2,882	11,058	10,351
Net income before income taxes	1,172	850	4,069	2,523
Income tax expense (benefit)	382	293	1,340	(2,073)
Net income	790	557	2,729	4,596
Effective dividends on preferred stock	207	134	846	534
Accretion of discount on preferred stock	-	19	142	75
Net income available to common stockholders	$583	$404	$1,741	$3,987
Basic earnings per common share	$0.18	$0.12	$0.53	$1.22
Diluted earnings per common share	$0.14	$0.12	$0.48	$1.22
Weighted average common shares outstanding	3,270,299	3,262,518	3,269,063	3,259,424
Diluted average common shares outstanding	5,510,299	3,262,518	4,416,679	3,259,424

HOMETOWN BANKSHARES CORPORATION

Financial Highlights
(Unaudited)	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31	December 31	December 31	December 31
	2013	2012	2013	2012
PER SHARE INFORMATION
Book value			$8.03	$8.12
Earnings per share, basic	$0.18	$0.12	$0.53	$1.22
Earnings per share, diluted	$0.14	$0.12	$0.48	$1.22

PROFITABILITY
Return on average assets	0.80%	0.59%	0.71%	1.25%
Return on average shareholders' equity	7.89%	6.04%	6.68%	12.69%
Net interest margin	3.97%	3.84%	3.92%	3.82%
Efficiency	63.62%	64.29%	67.72%	66.93%

BALANCE SHEET RATIOS
Loans to deposits			87.69%	88.69%
Securities total assets			15.03%	17.83%
Tier 1 leverage ratio			10.21%	9.49%

ASSET QUALITY
Nonperforming assets to total assets			2.27%	3.14%
Nonperforming assets, including restructured loans, to total assets			3.83%	4.90%
Net charge-offs to average loans (annualized)	-0.05%	0.16%	0.07%	0.61%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans			$989	$2,689
Other real estate owned			8,143	8,938
Total nonperforming assets, excluding performing restructured loans			$9,132	$11,627

Performing restructured loans			6,278	6,543
Total nonperforming assets, including restructured loans			$15,410	$18,170

Allowance for loan losses: (in thousands)
Beginning balance	$3,684	$3,901	$3,790	$3,979
Provision for loan losses	-	-	125	1,408
Charge-offs	(11)	(129)	(575)	(1,616)
Recoveries	48	18	381	19
Ending balance	$3,721	$3,790	$3,721	$3,790